Exhibit 23.1

Consent of KPMG LLP,

Independent Registered Public Accounting Firm

The Board of Directors

Ignyta, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-202403, 333-207249, 333-208741, and 333-208743) on Form S-3 and (Nos. 333-195068, 333-196815, 333-207252, and 333-215225) on Form S-8 of Ignyta, Inc. of our report dated March 14, 2017, with respect to the balance sheet of Ignyta, Inc. as of December 31, 2016, and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows, for the year ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Ignyta, Inc.

/s/ KPMG LLP

San Diego, California

March 14, 2017